UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2007
ACCENTURE LTD
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16565 (Commission File Number)	98-0341111 (I.R.S. Employer Identification No.)
Canon’s Court
22 Victoria Street
Hamilton HM12, Bermuda
(Address of principal executive offices)
Registrant’s telephone number, including area code: (441) 296-8262
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Accenture SCA Tender Offer
Accenture SCA, a Luxembourg partnership limited by shares, and Accenture International SARL, a Luxembourg private limited liability company and a subsidiary of Accenture SCA, today offered to redeem or purchase, respectively, up to an aggregate of 19,696,969 Class I common shares, par value of €1.25 per share (the “Class I common shares”), of Accenture SCA at a price per share that is not greater than $33.00 or less than $30.50 (the “Offer”).
The Board of Directors of Accenture Ltd, the sole general partner of Accenture SCA, has through its Finance Committee authorized the Offer and separately approved the use of $650 million of existing cash from operations to fund the Offer, as well as the use of up to an additional $144 million should Accenture SCA choose to increase the size of the Offer in response to shareholder demand. The approved funding is in addition to amounts previously authorized by the Board of Directors and still remaining for Accenture’s share redemption and purchase programs.
The Offer is open to all holders of Accenture SCA Class I common shares. However, as the Offer has been priced at a discount to the current market price, the Offer may be more attractive to Accenture’s former partners who have significant numbers of Accenture SCA Class I common shares that are restricted as to transfer until July 2009. The number of Accenture SCA Class I common shares that first become available for transfer in July 2009 continues to represent a significant portion of the outstanding Accenture SCA Class I common shares as a result of, among other things, early retirements and ordinary-course resignations of those Accenture partners and senior executives who received Accenture SCA Class I common shares in connection with Accenture’s transition to a corporate structure in 2001. The Offer presents an opportunity for Accenture to redeem or purchase some of these Class I common shares now while providing the holders of transfer restricted shares an opportunity to obtain liquidity in an orderly and managed process.
Accenture believes that the Offer serves the interests of all of its shareholders, including those who are former partners or senior executives who previously agreed to significant transfer restrictions, by providing such former partners and former senior executives with a voluntary opportunity to liquidate some or all of their Accenture SCA Class I common shares earlier than otherwise permitted, at prices that represent an attractive return on the use of Accenture’s cash.
The Offer will be conducted in a modified Dutch auction format, where shareholders may select one or more prices within a designated range at which to tender their shares. The designated price range of the Offer represents discounts of approximately 6% to 13% to the $35.24 per share closing sale price of Accenture Ltd Class A common shares as reported on the New York Stock Exchange on Tuesday, March 6, 2007. The final offer price of the Offer will be established as the lowest price within the designated price range at which all Class I common shares tendered in accordance with the Offer can be redeemed or purchased.
Accenture Ltd is the sole general partner of Accenture SCA and owns a majority voting and economic interest in Accenture SCA. Accenture Ltd controls Accenture SCA’s management and operations and consolidates Accenture SCA’s results in its financial statements. Accenture Ltd operates its businesses through subsidiaries of Accenture SCA.
Unless extended, the Offer will expire at 12:00 midnight, New York City time, on Wednesday, April 4, 2007.
Additional Share Repurchase Authority
The Board of Directors of Accenture Ltd recently approved $1.5 billion in additional share repurchase authority for the funding of covered share transactions and purchases.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCENTURE LTD

Date: March 8, 2007
	By:	/s/ Douglas G. Scrivner
		Name:	Douglas G. Scrivner
		Title:	General Counsel and Secretary